Exhibit 99.1

TALOS ENERGY ANNOUNCES NOMINATION OF PAULA R. GLOVER TO BOARD OF DIRECTORS

Houston, Texas, April 27, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced the nomination of Paula R. Glover for election to the Talos Board of Directors. Formal voting and confirmation of the appointment will be completed as part of the Company’s Annual Meeting of Stockholders scheduled for May 11, 2021 at 10:00 AM Central Time. Ms. Glover is being nominated to replace James M. Trimble upon his retirement from the Talos Board of Directors.

Paula R. Glover currently serves as President of the Alliance to Save Energy, a bipartisan, nonprofit coalition of business, government, environmental and consumer leaders advocating to advance federal energy efficiency policy. Ms. Glover is a current member of the National Petroleum Council, a federally chartered advisory committee established in 1946 to advise, inform and make recommendations to the U.S. Secretary of Energy. She previously served as President and CEO of the American Association of Blacks in Energy, a non-profit professional association focused on African American and other minority input into development of energy policy, regulations and environmental issues. Her other experiences include 15 years in the energy industry working with both electric and natural gas distribution companies in Government and Regulatory Affairs roles.

Talos Energy Chairman of the Board of Directors Neal P. Goldman commented: “We are thrilled to nominate Paula Glover for election to our Board of Directors. Paula has a distinguished career as an energy expert and is a leading advocate for sound energy policy, community representation in policy-making and industry relationship development. She is a respected voice across a broad set of stakeholders and will provide sage advice as we continue to focus on our ESG initiatives, among many topics. Upon her election to the Board of Directors, we expect her to play an active role in our Safety, Sustainability and Corporate Responsibility Committee and I believe she will add tremendous value as a member of the Board of Directors moving forward.”

Ms. Glover commented: “I’m very excited for the opportunity to join the Talos Board of Directors. The Company has an attractive asset base, solid financial position and numerous opportunities to build value in the future. As one of the leading independent offshore producers, Talos also sits at a unique intersection at the forefront of safety, environmental responsibility, and the discussion of energy delivery and being a key contributor to the communities we serve. I look forward to the opportunity to work with the Company and their stakeholders in the years to come.”

Mr. Goldman also commented: “We’d also like to thank Jim Trimble upon his retirement from the Talos Board of Directors. Prior to serving on the Talos Board of Directors, Jim served on the Stone Energy Board of Directors and as the interim Chief Executive Officer of Stone Energy, and he was instrumental in Talos Energy’s merger with Stone Energy in 2018. Jim’s experience and insight were invaluable to Talos, and we will miss having him on the Board.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002